UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 17, 2010
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
Commission File Number 001-32559

Maryland	20-0191742
(State or other jurisdiction	(I. R. S. Employer
of incorporation or organization)	Identification No.)

1000 Urban Center Drive, Suite 501
Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 17, 2010, Medical Properties Trust, Inc., a Maryland corporation (the “Company”), and MPT Operating Partnership, L.P., the Company’s operating partnership (the “Borrower”), entered into a new credit facility in an aggregate amount of $450 million with a syndicate of lenders including KeyBank National Association and Royal Bank of Canada, as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto. The information set forth below with respect to the new credit facility under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.
Some of the lending banks under the new credit facility were also parties to the existing credit facility described in Item 1.02 below. Some of the lending banks under the new credit facility and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Borrower.
Item 1.02. Termination of a Material Definitive Agreement.
As discussed in Item 1.01 above and Item 2.03 below, on May 17, 2010, the Company and the Borrower entered into a new credit facility in an aggregate amount of $450 million with a syndicate of lenders. Concurrently with the effectiveness of the new credit facility, the Borrower repaid in full all outstanding obligations of the Borrower and its subsidiaries under its existing $220 million Revolving Credit and Term Loan Agreement, dated as of November 30, 2007, among the Borrower, the Company, KeyBank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent and lender, and the several lenders from time to time parties thereto, as amended (the “Existing Credit Agreement”). In connection with this repayment, the Existing Credit Agreement and related loan documents were terminated. No material termination fees or penalties were incurred by the Company or the Borrower in connection with the termination of the Existing Credit Agreement. The revolving credit commitment was due to mature in November 2010 and the term loan commitment was due to mature in November 2011.
Some of the lending banks under the Existing Credit Agreement are also parties to the new credit facility described in Item 1.01 above and Item 2.03 below. In addition, some of the lending banks under the Existing Credit Agreement and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Borrower.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 17, 2010, the Company and the Borrower entered into a Revolving Credit and Term Loan Agreement with a syndicate of lenders including KeyBank National Association and Royal Bank of Canada, as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto (the “Credit Facility”). The Credit Facility provides for a $150 million term loan facility (the “Term Facility”), a $300 million revolving loan facility (the “Revolving Facility”), a swingline loan facility of up to $30 million (the “Swingline Facility”), and a letter of credit facility of up to $30 million (the “Letter of Credit Facility”). Within 18 months of the closing date, the Borrower may request an increase in the Revolving Facility so as to increase the aggregate amount up to a maximum of $375 million.
The maturity date of the Term Facility is May 17, 2016 and the maturity date of the Revolving Facility is May 17, 2013. The maturity date of any loan made under the Swingline Facility is the earlier of May 17, 2013 and the first date after such loan is made that is the 15th or last day of a calendar month, and the maturity date of any letter of credit issued pursuant to the Letter of Credit Facility is the earlier of the first anniversary of the issuance of such letter of credit and the date that is 5 business days prior to May 17, 2013.
On May 17, 2010, the Borrower drew down approximately $150,000,000 under the Credit Facility. Proceeds were used to (i) repay amounts outstanding on the existing credit facility as described above in Item 1.02, and (ii) pay fees and expenses.
At the Borrower’s election, loans under the Term Facility will bear interest at a rate equal to either (1) the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the eurodollar rate for a one month interest period on such day plus 1% (“ABR Loans”), plus a margin of 2.50% or (2) the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Reuters screen, multiplied by a statutory reserve rate (“Eurodollar Loans”), plus a margin of 3.50%. Term loans are subject to a LIBOR floor of 1.50%. At the Borrower’s election, loans under the Revolving Facility may also be made as either ABR Loans or Eurodollar Loans. The applicable margin for ABR Loans under the Revolving Facility will initially be 2.00% and is adjustable on a sliding scale from 2.00% to 2.75% based on current total leverage. The applicable margin for Eurodollar Loans under the Revolving Facility will initially be 3.00% and is adjustable on a sliding scale from 3.00% to 3.50% based on current total leverage of less than 55%. In the event that the Borrower’s total leverage ratio is between 55% and 60%, the applicable margin will be 3.75%. The Borrower’s total leverage ratio may not equal or exceed 55% for more than a limited period during any fiscal year. Swingline Facility loans will bear interest at a rate equal to the rate of ABR Loans under the Revolving Facility. Letters of credit will bear interest at a rate equal to the applicable margin then in effect with respect to Eurodollar Loans under the Revolving Facility.

The Credit Facility contains provisions for mandatory prepayments from a portion of excess cash flow and from the net cash proceeds of certain indebtedness incurred by the Company, asset sales, and debt issuances, subject to certain exceptions. The Borrower may also prepay the Credit Facility at any time, subject to certain notice requirements. The Credit Facility is secured by a pledge of (i) the equity interests of the Borrower and certain of its subsidiaries and (ii) indebtedness in the form of mortgage notes payable to certain subsidiaries of the Borrower. Borrowings under the Credit Facility are guaranteed by the Company and substantially all of the Borrower’s subsidiaries pursuant to a Guarantee and Collateral Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. As part of the transaction, the Company will pay the lenders a quarterly commitment fee on the undrawn portion of the Credit Facility, ranging from 0.375% to 0.50% per annum, based upon the amount of the undrawn portion of the Credit Facility. The Borrower will also pay any lender issuing a letter of credit a fee of 0.20% per annum on the letter of credit obligations.
The Credit Facility contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured indebtedness, consolidated adjusted net worth, facility leverage ratio, and borrowing base interest coverage ratio, and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends, and entering into affiliate transactions. The Credit Facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the Credit Facility, the entire outstanding balance may become immediately due and payable.
The foregoing description of the Credit Facility is qualified in its entirety by the full terms and conditions of the Credit Facility. A copy of the Credit Facility is filed as an exhibit to this Current Report.
Item 5.07. Submission of Matters to a Vote of Security Holders.
The Company held its 2010 annual meeting of stockholders on May 20, 2010. The proposals considered at the annual meeting were voted on as follows:
1.	The following director nominees received the number of votes set forth opposite their names and were elected to a one-year term of office until the Company’s 2011 annual meeting of stockholders and until their successors are duly elected and qualified.

Nominees	For	Withheld	Broker Non-Votes
Edward K. Aldag, Jr.	46,102,723	8,090,065	17,768,569
Virginia A. Clarke	50,361,133	3,831,655	17,768,569
G. Steven Dawson	50,345,852	3,846,936	17,768,569
R. Steven Hamner	46,190,148	8,002,640	17,768,569
Robert E. Holmes, Ph.D.	50,358,284	3,834,504	17,768,569
Sherry A. Kellett	50,364,087	3,828,701	17,768,569
William G. McKenzie	47,682,429	6,510,359	17,768,569
L. Glenn Orr, Jr.	50,343,374	3,849,414	17,768,569
2.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 was approved by the Company’s stockholders. The proposal received 68,314,251 votes for and 3,432,472 votes against. There were 214,634 abstentions.
Item 7.01. Regulation FD Disclosure.
The Company issued a press release on May 19, 2010 announcing the completion of the Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and by this reference made a part hereof.
The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Revolving Credit and Term Loan Agreement, dated as of May 17, 2010, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., KeyBank National Association and Royal Bank of Canada, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Press release dated May 19, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: May 20, 2010